SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A, Amendment #1, of Global Smoothie Supply, Inc., of our report dated August 14, 2009 on our audit of the financial statements of Global Smoothie Supply, Inc. as of March 31, 2009, December 31, 2008 and December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the quarter ended March 31, 2009, and the years ended December 31, 2008 and December 31, 2007, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

August 19, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501